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August 19th, 1999

Mr. Adrian Van Vroenhoven
53 Doonaree Drive
Toronto, Ontario
M3A 1M5

Telephone 416 444-8523

Re: Offer of Employment - Chief Financial Officer- IDS Intelligent Detection Systems Inc.

Dear Adrian,

We are pleased to make an offer of employment to you for your consideration, for the position of Chief Financial Officer, reporting to the Chief Executive Officer, ("the Company").

Your starting salary shall be $120,000.00 per annum ($4,615.38 bi-weekly) gross. You will be entitled to the health and insurance benefits offered to employees upon completion of a three-month waiting period. You will be entitled to three
(3) weeks vacation with pay annually which must be taken at times mutually convenient to you and the Company. You may not carry forward vacation time from one year to the next.

You shall be entitled to participate in an annual Bonus Plan approved and subject to the final authority of the Board of the Corporation. The Bonus Plan is based on the achievement of reasonable and ascertainable, Board approved, annual performance targets set by senior management following the completion of the budget process for the year. On achievement of these annual targets you shall receive a sum equal to 20% of your annual base salary. This sum is payable to you annually following the completion of the audited results for the Corporation. The Bonus will be payable only on the achievement of the Budgeted Corporate Earnings Before Tax Target. All bonus payments are contingent upon successful completion of a six month probationary period outlined below.

You will receive options to buy 5,000 of the Corporations shares under the IDS 1997 Stock Option Plan. The exercise price of these options will be the market price at the close of trading on August 20th, 1999. The options will vest over one year and will therefor be exercisable on August 20, 2000. You will be eligible to participate in future employee stock option grants at a level commensurate with your position.

You shall serve the Corporation as Chief Financial Officer of IDS and shall perform such duties and exercise such powers as may from time to time be assigned to or vested in you by the senior management acting on the authority of the Board of Directors. It is understood that you shall report directly to the C.E.O. and the Board of Director's and that this reporting structure may change to meet the Company's requirements and changing structure. A current draft job description is attached in Appendix A which is subject to change as the requirements of the Company change. In a senior role there are no set working hours nor overtime or travel time as senior employees are expected to dedicate as much time as is required to fulfil their responsibilities.


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In making this offer, we are relying on your  representation  that you will not, by joining the Company, breach any non-disclosure, proprietary rights or non-competition covenants in favor of any other person. You agree to devote your entire employable time, ability and attention to the Company's business and shall use your best efforts to promote the interest of the Company. It is understood and agreed that you shall not, during your period of employment, engage in any other business or employment which may detract from the full performance of your duties without the prior written consent of the Company.

You will be required to sign an Intellectual Property and Confidential Information Agreement in the form attached.

During the first six (6) months of employment with the Company, your status will be that of a probationary employee. During this period of time, your suitability as an employee of the Company will be evaluated as well as your skills and abilities in meeting the requirements of the job. It is understood and agreed that the Company will be the sole judge of your suitability, skills and ability, etc., and it is acknowledged, by your acceptance of this offer that, at any time during the first three (3) months of the probationary period, the Company may terminate your employment without notice and such termination shall be deemed to be for just cause.

The Company may terminate your employment at any time without cause upon providing you with written notice or, at the Company's option, pay in lieu of notice plus applicable statutory severance in accordance with and limited to the provisions of the Employment Standards Act (Ontario), as such statute may be amended from time to time. The Company may terminate your employment without notice or compensation at any time for cause. You may terminate your employment with the Company upon providing four (4) weeks written notice to the Company.

The Company has established a set of policies by which it operates. These policies are identified in the IDS Policy Manual. As an employee of IDS, you are required to operate according to the policies. The Policy Manual will be made available to you by your Supervisor or the Manager of Human Resources. Although the standard office hours are from 8:30 a.m. to 5:00 p.m., senior employees are expected to dedicate as much time as is required to fulfil their responsibilities.

This letter agreement, including the attached Intellectual Property and Confidential Information Agreement, constitutes the entire agreement between us with respect to your employment with the Company and no other representations, negotiations or conditions, either verbal or written, shall be of any force or effect except as expressly agreed to in writing between us.

This offer remains valid until Friday August 20th, 1999 at 2:00 p.m. Please indicate your agreement to these terms by signing below, returning one (1) copy to the Company and retaining one (1) for your records. We would like to start on Monday, August 30th 1999 at 8:30 a.m.

We look forward to having you commence employment with IDS Intelligent Detection Systems. We feel your experience will provide needed expertise in our operations, and in turn, believe the company can provide you with opportunities for personal and professional growth.

 Very truly yours,


/s/Mariusz Rybak
Dr. Mariusz Rybak
President, Chairman
IDS Detection Systems Inc.


Offer of Employment  - August 19th, 1999.
Adrian van Vroenhoven



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I have  read and  understood  the  terms of  employment  set out  above.  I have considered the adviser of my choice or I have considered the terms of my employment set out above and have decided not to seek advice. I accept and agree to abide by the terms of employment in this letter agreement.

Dated at Toronto, this 20 day of August, 1999.



/s/Adrian Van Vroenhaven                               Tues. Aug. 31/99
AdrianVan Vroenhoven                                 Start Date



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                                                     APPENDIX A

DRAFT JOB DESCRIPTION Chief Financial Officer of IDS.

Reporting To:                               Chief Executive Officer

Responsibilities:

1. All Management and Corporate Accounting for IDS and related subsidiaries for both internal and public disclosure purposes.

*        Cost Accounting
*        Financial performance analysis
*        Treasury Functions
*        Accounts Payable
*        Accounts Receivable
*        Payroll
*        Investor Relations
*        Management of General Ledger and all sub-ledgers
*        Computer Systems and M.I.S.
*        Managing all accounting personnel

2. You shall be responsible for the setting up and maintaining of Cost Accounting, Management Reporting and control systems across the company as related to:

         (a)      Control of and authorization of expenditures
         (b) Tracking, reporting, and analyzing of costs (i.e. setting up a standard cost system). (c) Tracking, reporting and analyzing the working capital employed in and the cash flow of each division of the Company

         1. Financial database management and reporting with analysis and comparisons against budget and related objectives on a monthly and quarterly basis.

         2. Work closely with the CEO and other IDS executives and employees as related to the development and implementation of business plans, objectives and the reporting against these plans.

         3. Work closely with IDS management and employees to develop applications for funding by third parties as related to Research and Development and special grants, third parties, etc.

         4. Other related Finance and Administration functions as may be required by the CEO from time to time.



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It is understood by the Employee that the nature of the  responsibilities of the
Employee will change as the requirements of IDS change.



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                                           INTELLIGENT DETECTION SYSTEMS

                                                     Appendix B

                                          IDS Intelligent Detection Systems

             Intellectual Property and Confidential Information Agreement

This is an Agreement between IDS Intelligent Detection Systems and its subsidiaries and affiliates (hereinafter called "Company") and myself. It supersedes all previous agreements, if any, between the Company and myself with respect to the subject matter of this Agreement.

I recognize that the Company is engaged in a continuous program of research and development and the marketing of products incorporating such research and development, and that the Company also provides technical support, consultation and training services relating to those products. I also recognize the importance of protecting the Company's trade secrets, confidential information and other proprietary information and related rights acquired through the Company's expenditure of time, effort and money .

Therefore, in consideration of the Company retaining me as an employee, independent contractor or otherwise to perform work on its behalf (hereinafter called "Engagement"), I make the following representations and agree to the following terms and conditions of my Engagement:

1.       Definitions

         For purposes of this Agreement:

(a)      "Confidential Information" includes any of the  following:

         i) any and all versions of the software and related documentation owned or marketed by the Company, as well as the software and documentation owned by the Company's suppliers and used internally by the Company, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings;

         ii)      all Developments (as defined below);

         iii)     information   regarding  the  Company's  business  operations,
                  methods and practices, including marketing strategies, product pricing, margins, hourly rates, per diems and

         iv)      information regarding the financial affairs of the Company;

         v) the names of the Company's clients and the names of the suppliers of computer services and software to the Company, and the nature of the Company's relationships with these clients and suppliers;


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         vi)      Company  obtained  in order for the  Company to  provide  such
                  clients  with  software   products  and  services,   including
                  information regarding the data processing requirements and the business operations, methods and practices and product plans of such clients; and

         vii)     any  other  trade  secret  or   confidential   or  proprietary
                  information in the possession or control of the Company, but Confidential Information shall not include information which:

   1)       is or becomes generally available to the public without my fault;
 2) is lawfully obtained by me from a third party or parties unconnected with the Company, without breach of any confidentiality obligations; or
                  3)       is disclosed under operation of the law.

 (b)     "Developments" include, without limitation:

         i) all software, documentation, source code listings, flowcharts, drawings, specifications, user manuals, procedures, databases, compilations, designs, reports, trade-marks and any related works, including any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company, and

         ii) all inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not, which relate, directly or indirectly, to the business of the Company or any of my Engagement activities and which are developed, created, generated or reduced to practice by me, alone or jointly with others, during my Engagement with the Company, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company.

 2.      Non-Disclosure of Confidential Information

         At all times during and subsequent to the termination of my Engagement with the Company, I shall keep in strictest confidence and trust the Confidential Information, I shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and I shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall I copy or reproduce the Confidential Information except as may be reasonably required for me to perform my duties for the Company.

 3.      Restricted Use of Confidential Information

a) At all times during and subsequent to the termination of my Engagement with the Company I shall not use the Confidential Information in any manner except as reasonably required for me to perform my duties for the Company.

b) Without limiting my obligations under subsection 3 (a), I agree that at all times during and subsequent to the termination of my Engagement with the Company I shall not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any software which is competitive with any software owned or marketed by the Company.

 c) Upon the request of the Company, and in any event upon the termination of my Engagement with the Company, I shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in my possession or under my control.

 4.      Ownership of Confidential Information

a) I acknowledge and agree that I shall not acquire any right, title or interest in or to the Confidential Information.

b) I agree to make full disclosure to the Company of each Development promptly after its creation. I hereby assign and transfer to the Company, and agree that the Company shall be the exclusive owner of, all of my rights, title and interest, to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. I further agree to cooperate fully at all times during and subsequent to my Engagement with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. I agree that the obligations in this clause
b) shall continue beyond the termination of my Engagement with the Company with respect to Developments created during my Engagement with the Company.

 c) I agree that the Company, its assignees and their licensees are not required to designate me as the author of any Developments. I hereby waive in whole all moral rights which I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

5.       No Conflicting Obligations

a) I acknowledge and represent to the Company that my performance during the period of my Engagement with the Company shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer of mine or any other third party. I further acknowledge and represent that I am not bound by any agreement or obligation with any third party which conflicts with any of my obligations under this Agreement.

b) I represent and agree that I will not bring to the Company, and shall not use in the performance of my work with the Company, any trade secrets, confidential information and other information of any prior employee of mine or any other third party. I represent and agree that in my work creating Developments I will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6.       Enforcement

I acknowledge and agree that damages may not be an adequate remedy to compensate the Company for any breach of my obligations contained in this Agreement, and accordingly, I agree that in addition to any and all other remedies available, the Company shall be entitled to obtain relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement.

 7.      General

a) This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario and any laws of Canada applicable thereto. If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement In this Agreement any reference to a termination of Engagement shall include termination for any reason whatsoever and with or without cause.

 b) The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by an officer of the Company and me.

 c) The rights and obligations under this Agreement shall survive the termination of my Engagement and shall ensure to the benefit of and shall be binding upon i) my heirs and personal representative and ii) the successors and assigns of the Company.

d) I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND I AGREE TO ITS TERMS. I acknowledge having received a fully executed copy of this Agreement.


IN WITNESS WHEREOF. this Agreement has been executed by me and the Company as of the 20 day of August, 1999.

SIGNED, SEALED AND DELIVERED in the presence of:

 Employee                               IDS Intelligent Detection Systems

/s/Adrian Van Vroenhaven                     /s/Ed Quinton
 Adrian Van Vroenhoven                      Ed Quinton, Human Resources Manager